February 13, 2006

Mail Stop 3561

Via US Mail and Facsimile

Mr. Michael Geltzeiler
Chief Financial Officer
1 Readers Digest Road
Pleasantville, New York 10570

Re:	Reader`s Digest Association, Inc.
	Form 10-K for the year ended June 30, 2005
	Form 10-Q for the quarter ended September 30, 2005 and December
31, 2005
	Commission file #: 001-10434

Dear Mr. Geltzeiler:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								Linda Cvrkel
								Branch Chief
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Mr. Michael Geltzeiler
Reader's Digest Association, Inc.
January 30, 2006
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